UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 25, 2006

PEOPLES BANCORP
(Exact name of registrant as specified in its charter)

Indiana	000-18991	35-1811284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 West Seventh Street, Auburn Indiana		46706
(Address of principal executive offices)		(Zip Code)

(260) 925-2500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement and

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointmet of Principal Officers.
Peoples Bancorp (the “Company”) and its wholly-owned subsidiaries, Peoples Federal Savings Bank of DeKalb County (“Peoples”) and First Savings Bank (“First Savings”), announce that Steven H. Caryer has been hired as Chief Financial Officer and began his responsibilities on September 25, 2006. Mr. Caryer, age 43, was previously Senior Vice President, Controller for First Defiance Financial Corp. in Defiance, Ohio. He was employed there for nine years, and prior to that was with Hicksville Building Loan and Savings Bank, Hicksville, Ohio, in a similar capacity. Mr. Caryer is a graduate of The Defiance College, Defiance, Ohio, and the Ohio State University Academy for Financial Executives.

    Mr. Caryer has entered into a two-year employment agreement with the Company, Peoples and First Savings. The agreement provides for the full-time employment of Mr. Caryer as Vice President and Chief Financial Officer of the Company and may be amended and extended for additional twelve-month periods upon the mutual agreement of the parties. The agreement provides for a base salary of $98,000 per year. Pursuant to the agreement, the base salary amount is reviewed at least once every twelve months and increases are to be substantially consistent with the increases to the base salaries of other executives of Peoples, provided that the base salary amount shall be increased by a percentage no less than the annual increase in the cost of living index for the Fort Wayne, Indiana metropolitan area.

    The agreement provides that Mr. Caryer may terminate his employment upon 60 days’ notice upon the occurrence of one of the events specified in the agreement. Peoples may terminate Mr. Caryer’s employment upon the occurrence of certain specified events or at any time for cause (as defined in the agreement). If Mr. Caryer’s employment is terminated other than for cause or upon the occurrence of the events specified in the agreement, the agreement provides for Mr. Caryer to receive an amount equal to his base salary for each year remaining under the term of the agreement plus bonuses in an amount equal to the last bonus received multiplied by the number of years remaining under the term of the agreement, but such amounts are subject to deferment for minimum capital maintenance purposes. In the event of a change in control (as defined in the agreement), the agreement provides for Mr. Caryer to receive an amount equal to two times his base salary plus the amount of any bonus compensation earnings during the two years immediately preceding the change of control, plus certain other benefits. The agreement also provides that any unvested options held by Mr. Caryer will vest if his employment is terminated as a result of a change in control. Under the agreement, Mr. Caryer is eligible to receive such benefits as are made available to other senior executives of Peoples. The agreement also provides, subject to certain limitations, that Mr. Caryer will continue to receive health and medical benefits until he reaches the age of 65.

    The Company's By-Laws provide that directors may not serve after the month in which they reach age 75.  Roger J. Wertenberger, Chairman of the Company's Board of Directors, will reach age 75 in January 2007 and his retirement from the Board will become effective February 1, 2007.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement of Steven H. Caryer, dated September 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 29, 2006	PEOPLES BANCORP

	By:	/s/ Maurice F. Winkler, III
Maurice F. Winkler, III, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Location

10.1	Employment Agreement of Steven H. Caryer, dated September 26, 2006	Attached